UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________
FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2008
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PLATINUM ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51553 (Commission File Number)	14-1928384 (IRS Employer Identification No.)

11490 Westheimer Road, Suite 1000
Houston, Texas 77077
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (845) 323-0434

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On August 11, 2008, Platinum Energy Resources, Inc. ("Platinum Energy") entered into an employment agreement with Lisa Meier (the “Employment Agreement”) pursuant to which Ms. Meier was appointed as Chief Financial Officer (“CFO”) and Treasurer of Platinum Energy. Ms. Meier is a certified public accountant, and prior to joining Platinum Energy served from April 2004 to July 2008 as chief financial officer of Flotek Industries, Inc., a New York Stock Exchange listed company based in Houston, Texas, specializing in innovative production chemicals and down-hole drilling and production equipment. Previously, Ms. Meier served as Supervisor of SEC Financial Reporting for Service Corporation International from 2003 to 2004. Prior to that time, Ms. Meier held various accounting, finance, and risk management positions at several Fortune 500 companies and served in the energy audit practice at PricewaterhouseCoopers. Ms. Meier earned a Bachelor of Business Administration (BBA) from the University of Texas at Austin and a Master of Professional Accountancy (MPA) from the University of Texas at Austin in 1996.

Ms. Meier also currently serves on the board of directors of Northern Oil and Gas, Inc., an American Stock Exchange listed company. Northern Oil and Gas, Inc. is an exploration and production company focused in the Bakken formation and throughout the Rocky Mountain region. She serves as chairman of its audit committee and compensation committee.

Employment Agreement

The Employment Agreement provides for an initial term of a five year period. Pursuant to the terms of the Employment Agreement, Ms. Meier will be paid a $250,000 base annual salary, increasing by 5% annually. Ms. Meier will be eligible for an annual bonus as determined by the Board or a compensation committee of the Board which, in the event the Company has positive cash flow, will be at least $50,000. In addition, Ms. Meier will be eligible for a performance bonus based on certain predetermined budgeted goals. The target bonus for this purpose will be 50% of base salary.

In addition, pursuant to the Employment Agreement, Ms. Meier was granted 50,000 incentive stock options to purchase shares of Platinum Energy common stock with an exercise price equal to the closing price on August 12, 2008, the date of grant, and will be granted an additional 50,000 stock options each year thereafter during the term of her employment. All options will be issued pursuant to the Platinum Energy Resources, Inc. 2006 Long Term Incentive Plan and will be subject to a four year vesting schedule, with one-quarter of such options vesting on each anniversary of the date of grant, beginning August 11, 2009. Upon a change in control of Platinum Energy, the Employment Agreement provides that all options granted to Ms. Meier will immediately vest.

Pursuant to the Employment Agreement, if Ms. Meier’s employment is terminated by Platinum Energy without cause or Ms. Meier terminates her employment for good reason, she will receive an 18 month severance package. If, however, Ms. Meier’s employment is terminated by Platinum Energy for cause or Ms. Meier terminates her employment without good reason, she will receive no severance package.

Ms. Meier has also agreed that during the term of her employment with Platinum Energy and for an 18 month period thereafter, she will not compete with Platinum Energy nor solicit employees of Platinum Energy. If Ms. Meier breaches any of these obligations, she would forfeit her right to any severance payments and benefits to which she otherwise would be entitled.

Platenergy Services and Infrastructure

Platenergy Services and Infrastructure (“PSI”) is a proposed new business that Ms. Meier will help develop in the oilfield services industry.  Pursuant to the Employment Agreement, Ms. Meier will also be appointed President of PSI. PSI’s business plan is to develop products, services and solutions to optimize customer performance in a safe and environmentally sound manner. PSI hopes to launch this new business through a series of strategic acquisitions.  PSI expects to support the exploration and production initiatives of the Company and provide diversified revenue and cash flow potential to balance the Company's overall growth.

PSI has entered into a Restricted Stock Agreement with Ms. Meier pursuant to which Ms. Meier will be issued 50 restricted shares of PSI’s common stock, representing 5% of the outstanding shares of PSI common stock. Under the agreement, the shares will be subject to a vesting schedule, with one-quarter of such shares to be vested immediately and one-quarter on each anniversary thereafter until all of the shares are vested.   All shares will be released from restriction upon a sale of the PSI business.

The preceding is qualified in its entirety by reference to the Employment Agreement and the Restricted Stock Agreement that are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2 respectively, and are incorporated by reference herein.

A copy of the press release issued by the Company on August 11, 2008, announcing the appointment of Ms. Meier as CFO is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Employment Agreement by and between Platinum Energy Resources, Inc. and Lisa Meier entered into as of August 11, 2008

10.2	Restricted Stock Agreement by and between Platenergy Services and Infrastructure, Inc. and Lisa Meier entered into as of August 11, 2008

99.1	Press release dated August 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATINUM ENERGY RESOURCES, INC.
Dated: August 11, 2008
	By:	/s/ Barry Kostiner
Barry Kostiner
Chief Executive Officer